Exhibit 10.6
Settlement Agreement
And
Amendment of Existing Contracts
Between
Northwestern Resources Co.
And
Reliant Energy, Incorporated

TABLE OF CONTENTS
SETTLEMENT AGREEMENT

A.	Recitations	1

B.	Definitions	4

C.	Transition Period	7

D.	Post-Transition Period	8

E.	Petroleum Coke	23

F.	Fuel Handling Facility	24

G.	Reclamation	25

H.	Arbitration	26

I.	Right of First Refusal	28

J.	Amended Provisions of Existing Contracts	32

K.	Miscellaneous	37

Signatures		43

Exhibit A – Capital Expenditures

Exhibit B – Page 1 – Calculation of “New Price” for Lignite

Exhibit B – Page 2 – Assumption in “New Price” Calculation

Exhibit B – Page 3 – CQIM Output Summary

Exhibit B – Page 4 – Assumptions/Calculations for Data on Page 2 (Assumptions in “New Price” Calculation) of this Exhibit B

Exhibit B – Page 5 – Assumptions/Calculations for Data on Page 1 of 5 (Calculation of “New Price” for Lignite) of this Exhibit B

SETTLEMENT AGREEMENT AND
AMENDMENT OF EXISTING CONTRACTS
August 2, 1999
     This Agreement is made and entered into between Northwestern Resources Co. (“NWR”) and Reliant Energy, Incorporated (“REI”).
A. RECITATIONS
     1. NWR and Utility Fuels, Inc. (“Utility Fuels”) entered into a Lignite Supply Agreement dated August 29, 1979. NWR and Utility Fuels subsequently amended the Lignite Supply Agreement on August 1, 1989. The Lignite Supply Agreement, as amended, is referred to as the “LSA.”
     2. Pursuant to the LSA, NWR and Utility Fuels entered into a Construction and Operation Agreement (“C&O Agreement”) on December 17, 1985, but effective as of July 1, 1983.
     3. NWR and Utility Fuels or its successor, Houston Lighting & Power Company (“HL&P’’), have agreed upon written policies and procedures applicable to operations, contracting, budgeting and accounting under the LSA. All such policies and procedures as currently in effect are referred to as the “Policies and Procedures.”
     4. NWR and Utility Fuels entered into a Land Purchase Agreement dated December 18, 1987, providing for the acquisition of tracts of land by NWR for Utility Fuels which are used in the operation of the Jewett Mine. The Land Purchase Agreement replaced an earlier agreement concerning the same subject matter called the Land Trust Agreement. Additionally, NWR and Utility Fuels, or its successor, HL&P, entered into various other agreements, leases and licenses pertaining to the use by NWR of surface estates owned by Utility Fuels, or its successor HL&P, in or about the Jewett Mine. Pursuant to the LSA, Utility Fuels granted to NWR a sublease of all of the coat and lignite leases then owned by Utility Fuels in and about the Jewett Mine area by instrument dated April 15, 1985, of record in Volume 593, Page 868 of the Real Property Records of Leon County, Texas, as amended or supplemented by instruments dated September 7, 1988, recorded in Volume 783, Page 279, of the Real Property Records of Freestone County, Texas, and dated May 6, 1996, recorded in Volume 983, Page 703 of the Real Property Records of Freestone County, Texas. Utility Fuels, or its successor HL&P, has also from time to time executed coal and lignite leases with NWR for lignite owned by Utility Fuels, or its successor, in or about the Jewett Mine and have made other agreements with NWR pertaining to land. All such written agreements, including without limitation the Land Purchase Agreement, leases, subleases and licenses, are herein referred to as the “Land and Lignite Agreements.”
     5. The LSA, the C&O Agreement, the Land and Lignite Agreements and any other executory written contract pertaining to the Jewett Mine between NWR and Utility Fuels, or its successor HL&P, as of the date of this Agreement are collectively referred to as the “Existing Contracts.”
     6. In October, 1993, Utility Fuels was merged into HL&P with HL&P, as the surviving corporation, acquiring all rights and property of Utility Fuels and assuming all duties and liabilities of Utility Fuels under the then Existing Contracts.
     7. In August, 1998, HL&P was merged into Houston Industries Incorporated (“HII”), with HII as the surviving corporation, and all of the rights and properties of HL&P in the Limestone Electric Generating Station (“LEGS”), the Existing Contracts, and a reversionary interest in lignite in and about the Jewett Mine, and in the Mine Equipment and Facilities leased to NWR under the C&O Agreement, were acquired by HII and all of the duties and liabilities of HL&P under the Existing Contracts were assumed by HII. In May, 1999, HII changed its name to Reliant Energy, Incorporated.
     8. Various disputes as to the pricing of lignite, the interpretation of the LSA, and other matters have arisen between NWR and HL&P resulting in a lawsuit filed in Cause No. 95049802 in the District Court of the 157th. Judicial District, Harris County, Texas, styled Houston Lighting & Power Company v. Northwestern Resources Co. and Entech, Inc., in which a final judgment has been entered by the District Court. This judgement was appealed in Cause No. 14-98-00839-CV in the Court of Appeals for the Fourteenth District, Houston, Texas, (“Harris County Lawsuit”). The appeal has been dismissed by mutual agreement of the Parties.
     9. By a written agreement dated November 19, 1998, and styled “Lignite Pricing Agreement,” NWR and REI have agreed to settle the Harris County Lawsuit and resolve their disputes by amending the LSA and all other Existing Contracts to the extent any provisions thereof conflict with the Lignite Pricing Agreement. The Lignite Pricing Agreement covers the principal business terms of the Parties’ bargain, but is not a complete statement of all agreements made and to be made in order to reach a full and complete agreement. The Parties agreed in the Lignite Pricing Agreement that a formal amendment to the LSA would be negotiated which would integrate the terms of the Lignite Pricing Agreement, fill any gaps in the terms of the Lignite Pricing Agreement and revise, modify and adjust the Existing Contracts as required to implement fully the terms of the Lignite Pricing Agreement. The Lignite Pricing Agreement is not included in references to “Existing Contracts” as that term is used in this Agreement.

     10. Capitalized terms used in this Agreement have the meaning for each of those terms which (i) is either stated or adopted by reference in Article B, or (ii) is given the capitalized term in these recitations.
     11. A separately bound volume of exhibits and calculations (“Appendix”) has been prepared, and dated of even date with this Agreement by REI and NWR for identification. The Appendix is incorporated into this Agreement and made part hereof by references to the Appendix in various provisions of this Agreement.
     12. Any reference to an article by letter is to a section of this Agreement unless otherwise specifically stated. Any reference to an article by letter and number is to a particular paragraph of a section unless otherwise specifically stated.
B. DEFINITIONS
     1. Agreement means this document, including the Appendix.
     2. As Received means as delivered at the Delivery Point.
     3. Business Day means any day other than a Saturday or Sunday or a national bank holiday.
     4. Civil Structures means those structures or improvements at the Jewett Mine that are constructed to benefit the Jewett Mine such as ponds, diversions, haul roads, road relocations, overpasses and pipeline relocations.
     5. Commitment means the lignite delivery schedule to which REI and NWR jointly agree and commit, covering a two-year forward looking period as provided in Article D.16.
     6. CQIM means Coal Quality Impact Model version 1.2.
     7. Deferred Investment Savings is a component of the Redetermined Price described in Article D.9.
     8. Deferred Mine Closing Savings is a component of the Redetermined Price described in Article D.11.

     9. Delivery Point means the mine receiving surge bin that feeds lignite dumped by NWR coal haulers onto the REI conveyor belt transporting the lignite from the Jewett Mine to LEGS. In the case of petroleum coke, Delivery Point means the LEGS stockpile.
     10. Fixed Lignite Price means the fixed price for lignite sold by NWR to REI during the Post-Transition Period, as more particularly provided in Article D and subject to the limitation of Article D.15.
     11. F.o.b. means “free on board.” “F.o.b. Delivery Point” means that NWR will transport lignite in the mine to the Delivery Point at NWR’s own expense and risk and tender delivery there. “F.o.b. LEGS stockpile” means that NWR will transport petroleum coke to a stockpile at LEGS at NWR’s own expense and risk and tender delivery there. “F.o.b. mine” means the producer transports PRB Coal at the producer’s own expense and risk to a delivery point at the mine and tenders delivery there.
     12. Investment Guidelines shall mean a calculation whereby an investment has a payback period of three years or less as determined using a discounted cash flow analysis with an after-tax discount rate of 9.5%.
     13. Life of Mine Plan K means the mine plan prepared by NWR dated August, 1998.
     14. Liquidated Damages are set forth and described in Articles D.22 through D.25.
     15. Jewett Mine means the reserves of lignite in the areas of Leon and Freestone counties in the State of Texas which have been dedicated as the lignite supply for LEGS pursuant to the terms of the LSA and which are included in Life of Mine Plan K or any successor thereto, and the surface area in which mining operations for those reserves will occur according to such mine plan (such surface area includes the area for which either a surface mining permit has been issued by the State of Texas or for which NWR contemplates a surface mining permit will be sought in the future).
     16. Miscellaneous Avoided Costs is a component of the Redetermined Price described in Article D.10.
     17. New Price means the price of $0.8639 per mmBtu.
     18. Old Price means the price calculated under Section 10.1 and related provisions of the LSA.
     19. Party refers to either NWR or REI.
     20. Parties refers to NWR and REI.
     21. Plant Savings is a component of the Redetermined Price described in Article D.12.

     22. Policies and Procedures means all of the written policies and procedures which have been agreed upon by NWR and Utility Fuels, or its successor, HL&P, and that are currently in effect and are applicable to operations, contracting, budgeting and accounting under the LSA.
     23. Post-Transition Period means the period of time beginning July 1, 2002 through August 29, 2015, unless extended by mutual agreement of the Parties.
     24. PRB means the Powder River Basin.
     25. PRB Coal means subbituminous coal produced from a mine in the PRB.
     26. PRB Coal Price is a component of the Redetermined Price described in Article D.7.
     27. Pricing Period means the calendar year or partial calendar year to which the Redetermined Price applies.
     28. Rail Transportation Price is a component of the Redetermined Price described in Article D.8.
     29. Redetermined Price means the price calculated in accordance with the provisions of Articles D.5 through D.12 of this Agreement.
     30. Redetermined Price Date means July 1, 2002 and January 1, of each year thereafter so long as the LSA is in effect
     31. Remaining Anticipated Fuel Requirements means the difference between the quantity of lignite committed by NWR for each year of the Commitment and the anticipated annual fuel requirements for LEGS for those years.
     32. RFP means a request for proposal.
     33. Right of First Refusal refers to any one of the separate options granted to NWR under Articles D.18, D.20 and D.21.
     34. System Lambda means the point where all of REI’s on-line generating units with which LEGS is jointly dispatched are operating at the most efficient incremental cost.
     35. Transition Period means the period of time commencing on July 1, 1998 and continuing through June 30, 2002.
     36. Trigger Event is any one of the following occurrences:
(a) If there are Remaining Anticipated Fuel Requirements and REI has obtained a bona fide quote for the price and the terms under which one or move independent, third party suppliers will provide the Remaining Anticipated Fuel Requirements.

(b) In the event (i) REI determines in accordance with Article D.20 that PRB Coal can be used during the Post-Transition Period at a cost which is less than the cost of using lignite at the Fixed Lignite Price, and (ii) REI determines that PRB Coal should be substituted for all or part of the lignite available from NWR for sale and delivery to LEGS.
(c) A competitive price is determined as provided in Article D.21.
     37. Union Pacific Contract means that certain Coal Transportation Agreement between HL&P; Union Pacific Railroad Company and Missouri Pacific Railroad Company dated August 30, 1996, and designated “Contract UP-C-7703”.
     38. WAP means W.A. Parish Electric Generating Station.
C. TRANSITION PERIOD
     1. During the Transition Period, REI shall use lignite as the primary fuel for LEGS, supplemented at REI’s discretion by petroleum coke as provided in Article E. Except as specifically modified herein, NWR and REI shall continue the purchase and sale of lignite in accordance with the Existing Contracts throughout the Transition Period.
Pricing
     2. The price paid by REI to NWR for lignite during the Transition Period shall be the Old Price, calculated under Section 10.1 and related Sections of the LSA.
Life of Mine Plan
     3. Life of Mine Plan K, subject to mutually agreed amendments and modifications, shall be the current life of mine plan. All annual mine plans hereafter prepared and submitted by NWR during the Transition Period shall follow the sequencing in Life of Mine Plan K to the extent practicable and provide for the delivery of lignite required to meet the scheduled deliveries established by the Parties in compliance with the Existing Contracts.

Capital Expenditures
     4. The annual capital expenditures REI is required to make for the Jewett Mine during the Transition Period commencing in 1999 will be limited to the aggregate amount specified for each year according to the following table:

Year	Capital
1999	$870,000
2000	$7,344,000
2001	$2,232,000
2002	$1,079,000
     5. Excluded from annual capital expenditures that REI is required to make pursuant to existing approved capital budgets are any capital additions to mining equipment for the Jewett Mine. Further, all proposed replacements of mining equipment or additional facilities for the Jewett Mime must meet the Investment Guidelines.
     6. The aggregate amounts for capital expenditures shown for each year in Article C.4 are based upon capital expenditures that both REI and NWR anticipate, as shown in Exhibit A of the Appendix, under existing annual mine plans and projections for the balance of the Transition Period. REI will reasonably accommodate NWR in shifting capital expenditures within the annual limitations from one period to another as circumstances may reasonably require, provided that such requests are received during REI’s normal budget cycle and provided further that no capital expenditures by REI will be shifted to any subsequent period beyond June 30, 2002.
D. POST-TRANSITION PERIOD
Pricing — Fixed Lignite Price
     1. During the Post-Transition Period, the price for lignite sold by NWR to REI pursuant to the LSA shall be a fixed price (“Fixed Lignite Price”), determined annually in accordance with the provisions of this Agreement, except that sales of lignite by NWR to REI pursuant to the exercise of one of the Rights of First Refusal shall be priced according to the applicable Right of First Refusal.
     2. The Fixed Lignite Price shall equal the greater of (i) the Redetermined Price expressed as a price per mmBtu or (ii) $0.8207 per mmBtu which is 95% of the New Price.
     3. The Fixed Lignite Price shall be for lignite delivered f.o.b. at the Delivery Point during the Post Transition Period.
Pricing — New Price
     4. The “New Price” of $0.8639 per mmBtu is a price the Parties established as of July 1, 1998, and is used to calculate the floor for the Fixed Lignite Price in each calendar year during the Post-Transition Period. The worksheets and other calculations used in the calculation of the New Price are included in the Appendix under Exhibit B.
Pricing — Redetermined Price
     5. The “Redetermined Price,” expressed as a price per mmBtu, using the CQIM model to calculate the mmBtus for 100% lignite usage at LEGS shall be calculated as the sum of:
a.	the PRB Coal Price, plus

b.	the Rail Transportation Price, plus

c.	the Deferred Investment Savings, plus

d.	the Miscellaneous Avoided Costs, plus

e.	the Deferred Mine Closing Savings, less

f.	the Plant Savings.

Calculation of Redetermined Price
     6. Except for the calculation of Deferred Mine Closing Savings, REI shall initiate the annual determination of the Redetermined Price by proposing to NWR a calculation of each of the five other components of the Redetermined Price, annotated to identify all material source documents for data and all material assumptions used in each such calculation. Upon request by REI (and in any event, upon receipt of REI’s proposals for the other components of the Redetermined Price), NWR shall make the calculation of the Deferred Mine Closing Savings, annotated to identify all material source documents for data and all material assumptions used in the calculation. Subject to the specific disclosure conditions with respect to certain information stated in the following paragraphs, each Party will make available to the other Party for review all workpapers and source documents (including electronically stored workpapers and documents) supporting the calculation of any one or more of the components of the Redetermined Price.
Components of the Redetermined Price.
     7. The “PRB Coal Price” shall be the price of PRB Coal bid, f.o.b. mine, which is payable for PRB Coal deliveries to supply WAP during the calendar year to which the Redetermined Price applies (the “Pricing Period”) and shall be determined in compliance with the following terms:
a. REI agrees that at least every three years REI will issue a request for proposals soliciting bids from PRB Coal suppliers for PRB Coal, f.o.b. the mine, to be supplied to WAP. Any such request for proposal is referred to as the “RFP.” The average weighted price for all PRB Coal purchases, (i) scheduled for WAP during the Pricing Period which (ii) are to be made pursuant to PRB Coal bids solicited by REI will be the PRB Coal Price, subject to the limitations herein expressed.

b. The RFPs and the related coal purchases used in the calculation of the PRB Coal Price shall be structured so that no other business arrangement or incentive is tied into the coal purchase. REI’s RFP shall be made only to PRB Coal suppliers who are not REI affiliates.
c. All RFPs issued by REI, all bids received by REI pursuant to any RFP, REI’s evaluation of all such bids, all worksheets (including any electronically recorded) and source documents reflecting or used in the determination of the PRB Coal Price, and any contract made pursuant to the acceptance of a bid by REI which is relevant to the calculation will be made available for review by an independent third party chosen by NWR and acceptable to REI, subject to an appropriate confidentiality agreement.
d. The PRB Coal Price determined pursuant to these provisions may be challenged by either Party if there is evidence upon which a prudent supplier or customer could reasonably conclude that the actual spot market price for PRB Coal of the same approximate quality supplied to LEGS for the Pricing Period would materially differ from the PRB Coal Price determined through the bid price for PRB Coal to be supplied to WAP. A challenge by a Party shall be initiated by the challenging Party notifying the other Party of the PRB Coal Price the challenging Party asserts represents the actual spot market for such PRB Coal and supplying workpapers supporting the challenge annotated to show the source of the data used. Each Party shall make the source documents used to support its position available for review by the other Party and by an independent third party chosen by that Party, subject to an appropriate confidentiality agreement. If the Parties cannot agree on the PRB Coal Price following a challenge, the issue may be submitted to arbitration under Article H.
e. In the event that PRB Coal starts to be traded by the New York Mercantile Exchange, or some other generally recognized commodity trading entity, and the market, in the judgment of either Party, is sufficiently mature that trades could be used to determine the market price for 8,600 Btus per pound of PRB Coal, that Party may request that NWR and REI jointly determine in good faith an appropriate method of using such market prices in the determination of the PRB Coal Price.
     8. The “Rail Transportation Price” shall be the estimated cost per mmBtu for rail transportation in aluminum rail cars from the PRB to LEGS during the Pricing Period, plus the estimated maintenance and repair costs for the aluminum unit train rail cars required for such rail transportation. Such estimated cost shall be determined as follows:
a. The price per ton for rail transportation in aluminum rail cars owned or leased by RFI from PRB to WAP during the Pricing Period under REI’s most recent rail transportation contract, shall be divided by 1,573 miles and multiplied by 1,372 miles. This product shall then be divided by the number of mmBtus per ton in the PRB Coal scheduled to be delivered during the Pricing Period under the bid(s) used to determine the PRB Coal Price in order to calculate the rail transportation cost to LEGS on a per mmBtu basis.
b. Notwithstanding the provisions of the foregoing Article D.8.a, the minimum price per ton rate used to make the estimate of the price per ton for rail transportation in aluminum rail cars shall be the price paid by REI to Union Pacific during the Pricing Period (or at contract termination, if no longer in effect), for rail transportation in aluminum rail cars from the PRB to WAP (subject to the same factor as provided for in Article D.8.a) at the price provided for under the terms of its Union Pacific Contract at the date of this Agreement escalated pursuant to the terms of such contract.
c. REI’s transportation contract used in the calculation of the rail price and any other then current rail transportation contracts for PRB Coal to WAP and the applicable maintenance contract and maintenance records will be made available for review by an independent Party chosen by NWR and acceptable to REI, subject to an appropriate confidentiality agreement.
d. Notwithstanding the foregoing subparagraphs of this Article D.8, if the pricing in a rail transportation contract is a result of another business arrangement or incentive (including without limitation the settlement of litigation) or is otherwise not the result of an arms-length negotiation, then the Parties shall either use an appropriate transportation contract or agree to appropriate adjustments. Disputes under this Article D.8 shall be resolved pursuant to the provisions of Article H.
     9. “Deferred Investment Savings” shall equal the benefit to REI of deferring capital cost that REI would otherwise incur investing in rail cars and coal handling facilities required to substitute 100% PRB coal usage at LEGS, calculated using REI’s weighted pretax cost of capital as of the Redetermined Price Date. The deferred capital in railcars shall be calculated using a unit value based upon the average depreciated value per railcar of REI’s then existing aluminum railcar fleet (calculated in accordance with the Association of American Railroads Rule 107) as of the Redetermined Price Date.
     10. “Miscellaneous Avoided Costs” shall be the avoided cost of railcar maintenance, railcar ad valorem taxes, railcar unloading facility ad valorem taxes and railcar unloading facility incremental operation and maintenance costs. Maintenance and repair costs of railcars will be based on REI’s maintenance contract[s] for the Pricing Period, and REI’s most recent calendar year’s maintenance and repair experience for aluminum railcars only.
     11. “Deferred Mine Closing Savings” shall be the benefit to REI of deferring closure costs for the Jewett Mine that REI will need to fund when 100% PRB is utilized at LEGS, or LEGS is decommissioned, calculated using REI’s pretax cost of debt as of the Redetermined Price Date. REI shall provide NWR with its pretax cost of debt and NWR shall make the calculation of this component of the Redetermined Price as provided in Article D.6.
     12. “Plant Savings” shall be the net annual savings that would result from burning PRB Coal as the primary fuel for LEGS during the Pricing Period as opposed to burning lignite during the Pricing Period. The Plant Savings shall be calculated as of each Redetermined Price Date. The following terms shall apply to the estimate of Plant Savings.
a. CQIM shall be used to compute a model projecting the differential costs between burning PRB Coal and lignite supplied by NWR.
b. The values used for the specification fuels in the CQIM computation will be as mutually agreed by NWR and REI as of each of the Redetermined Price Dates. The physical characteristics used for the fuel specification in the CQIM will be, as closely as possible, the physical characteristics of the PRB Coal subject to the bid price(s) used to determine the PRB Coal Price component of the Predetermined Price and as closely as possible the physical characteristics of the lignite actually delivered during the prior year for which the Redetermined Price is being calculated.
c. The Plant Savings which will be quantified by calculations made using CQIM include, but are not limited to, reductions in operation and maintenance costs resulting from reduced wear to plant components, crushed limestone rock, dibasic acid, fly ash, bottom ash, FGD sludge, auxiliary load and heat rate and the value of any increase in plant availability. The additional conditions stated in the following subparagraphs of this Article D.12 shall apply to the estimation of Plant Savings.
d. When calculating the value of additional available generation, REI’s average System Lambda for the 12 months preceding the Redetermined Price Date shall be used.
e. The per mmBtu Plant Savings shall be calculated by dividing the total estimated Plant Savings when banning 100% PRB Coal by the number of mmBtus in the CQIM calculation as if LEGS utilized 100% lignite during the Pricing Period.
f. CQIM shall be used to compute Plant Savings, an example of which is included in Exhibit B of the Appendix. The Parties may jointly agree to use a newer version of CQIM or incorporate updates to CQIM if they become available in the future.
New Price
     13. For the purpose of illustrating the method by which the Redetermined Price will be determined in the future and establishing the minimum for the Fixed Lignite Price during the Post-Transition Period as provided in Article D.l through D.3, a “New Price” has been determined as of July 1, 1998. The work papers for the determination of the New Price are included as Exhibit B, pages 1 through 5 of the Appendix, and are incorporated herein as an illustration of the pricing model for the determination of each Redetermined Price. Incorporation of New Price workpapers is intended to illustrate and clarify the components of the Redetermined Price and the method of its determination described in the text of this Agreement. The Parties intend that the text shall be interpreted in conformity with the numerical exposition in the Exhibits unless there is irreconcilable conflict between the text and the exposition examples in which event the text shall control. No numerical value used in calculating the New Price shall determine conclusively the value to be used in calculating a Redetermined Price. Such values shall be determined under the then prevailing facts and circumstances.
     14. The following provisions explain the basis for certain values used in the calculation of the New Price.
a. The PRB Coal Price is the 1998 WAP spot price.
b. The price per ton for rail transportation used in the calculation of the Rail Transportation Price in determining the New Price is based upon the 1998 prices in the Union Pacific Contract for PRB Coal delivered to WAP and an assumed maintenance and repair cost of $0.0132 per mmBtu for aluminum railcars now owned/leased by REI.
c. For the calculation of the Plant Savings component of the New Price, the Parties agreed to the following limits at LEGS when burning specification coal rather than lignite:
(i) 7 megawatt reduction in auxiliary load;
(ii) 3.5 percent reduction in net heat rate;
(iii) 2.75 percent increase in equivalent availability; and
(iv) no NOX credits.
     d. The specification lignite quality on an “As Received” basis agreed upon by the Parties for the calculation of Plant Savings for the New Price was 6,499 Btu/lb., 29.01% moisture, 20.14% ash, and 1.04% sulfur as per analysis 980758-01 dated August 28, 1998.
     e. The specification for PRB Coal quality on an “As Received” basis agreed upon by the Parties for use in the determination of the Plant Savings for the New Price was: 8,553 Btu/lb., 29.04% moisture, 4.82% ash, and 0.33% sulfur as per analysis 980722-02 dated August 18, 1998.
     f. When calculating the New Price, REI’s average System Lambda for the period July 1997, through June 1998, was used to calculate the value of additional available generation at LEGS.

Maximum Annual Price
     15. Notwithstanding the price or prices per mmBtu applicable to lignite deliveries by NWR pursuant to the Commitment or to the exercise of any Right of First Refusal, the maximum amount of money paid by REI to NWR for lignite in any calendar year (or portion thereof) during the Post-Transition Period shall not exceed the total amount of money REI would have paid NWR for the lignite delivered under the Old Price if applied to such calendar year. NWR shall calculate the Old Price for each year, or the partial year of 2002 or the partial year of 2015 (unless the parties mutually agree on a termination date other than 2015), during the Post-Transition Period and notify REI of such maximum annual price not later than March 1st of the year immediately following the year or partial year for which the Old Price is calculated, provided NWR may estimate the Old Price for a year and request that REI waive calculation of the Old Price if the facts and circumstances make it apparent the Old Price will not affect the annual amount paid by REI to NWR for lignite. If REI agrees that no adjustment will be due, REI may waive the calculation. If an adjustment is due because REI paid more than the Old Price in a Post-Transition Period year, NWR may credit the adjustment to the next lignite invoices coming due from REI provided the full amount of the adjustment must be paid or credited no later than May 1st of the year immediately following the year for which the adjustment is made.
Lignite Delivery Schedule
     16. Subject to the Force Majeure provisions of Article C, Section 15 of the LSA and consistent with Article D.17 of this Agreement, REI and NWR will jointly agree upon and commit to a lignite delivery schedule (“Commitment”), which covers a two year forward looking period. NWR shall be firmly obligated to sell and deliver the lignite and REI shall be firmly obligated to purchase the lignite tendered for delivery under the Commitment. The Commitment shall include the quantities of lignite to be delivered on a monthly basis during the term of the Commitment. The Parties shall work together to develop monthly and daily delivery schedules consistent with such Commitment which will support the requirements of LEGS. Subject to the provisions of Article D.19, REI may direct NWR to adhere to a particular delivery schedule as needed for the operation of LEGS.
     17. The Parties shall adapt the Policies and Procedures concerning the scheduling of lignite deliveries to allow the Parties a reasonable opportunity to agree upon the Commitment by July 1st of the preceding year. The Parties shall seek to make the first Commitment by July 1, 2000 for lignite deliveries scheduled beginning July 1, 2002 through December 31, 2003. Thereafter, a new Commitment will be made for each successive year after 2003 so that by July 1st of each year beginning in 2002, a Commitment will be in place for the next two calendar years, provided no Commitment will extend beyond the end of the Post-Transition Period.
     18. In the event that a Commitment is anticipated to be insufficient to satisfy the total lignite requirements for LEGS for any year, REI shall have the unilateral right, subject to NWR’s Right of First Refusal, to procure the difference between the quantity of lignite committed by NWR for each year of such Commitment and the anticipated annual fuel requirements for LEGS for those years (the “Remaining Anticipated Fuel Requirements”) from other sources REI deems appropriate. When REI obtains pricing information from independent, third party suppliers for a price at which a supplier or suppliers will provide the Remaining Anticipated Fuel Requirements, REI shall notify NWR of the pricing information including all material terms and conditions. NWR shall have the Right of First Refusal to agree to deliver lignite in sufficient quantity to meet all of the Remaining Anticipated Fuel Requirements under terms no less favorable (using the methodology described in Articles D.5 through D.12 and then current market values and plant operating conditions) than those terms obtained by REI from independent, third party suppliers to satisfy the Remaining Anticipated Fuel Requirements. The method, timing and other general terms for the exercise of the Right of First Refusal are set forth in Article I. Notwithstanding the provisions of this Article D.18, the Parties may mutually agree that NWR will continue to deliver, and REI shall continue to take, lignite at the Redetermined Price in cases where a Commitment is anticipated to be insufficient to satisfy the total lignite requirements for LEGS for any year.
     19. NWR agrees that lignite sold and delivered to REI during the Post-Transition Period will have a minimum calorific value of 6,236 Btu/lb on an “As Received” basis. NWR further agrees that lignite sold and delivered to REI during the Post-Transition Period will be reasonably free of partings and extraneous material. Failure by NWR to meet these minimum standards shall result in a 0.75% price reduction for each 5 Btu/lb deficit. Said price reduction shall not be applied unless NWR fails to meet these minimum standards on a seven day weighted rolling average basis over any period. In such event, the price reduction shall apply to all lignite tonnage delivered on the day or days that NWR fails to meet the minimum standard. When REI directs NWR to deliver lignite regardless of conditions at the mine, the days which are subject to that direction shall not be included in the calculation of the seven day rolling average or the price reduction under this Article D.19.
     20. During the Post-Transition Period, REI shall not substitute PRB Coal, in whole or in part, for lignite as the fuel for LEGS unless REI determines that PRB Coal can be used at LEGS at a cost that is less than the cost of using lignite at the Fixed Lignite Price. Such determination shall be made utilizing the methodology described in Articles D.5 through D.12 and then current market values and plant operating considerations. In the event that (i) REI determines that PRB Coal can be used, in whole or in part, during the Post-Transition Period at a cost which is less than the cost of using lignite at the Fixed Lignite Price, and (ii) REI determines that PRB Coal should be substituted for all or part of the lignite available from NWR for sale and delivery to LEGS, then RFI shall so notify NWR. REI shall provide in the notification (i) the cost of using PRB Coal at LEGS which REI can reasonably realize (ii) the annual quantity of PRB Coal that will be substituted and the quantity of lignite that will be displaced, (iii) the term of the coal supply and coal transportation contracts upon which the cost of PRB Coal is based, (iv) the scheduled date of the switch, and (v) using the same methodology as is used to determine the cost of using PRB Coal, a determination of the lignite price that is reasonably required to produce an equivalent cost to REI using only lignite at LEGS. REI shall include with the notification a copy of the workpapers reflecting REI’s determination of the cost of using PRB Coal and REI’s determination of the lignite price required to produce an equivalent cost to REI if lignite is used. The workpapers included with the notice shall be annotated to show the source document for all material data used in making the determinations. Upon receipt by NWR of such notification, the following terms shall apply:
a. NWR shall have the Right of First Refusal to deliver lignite at a price that is reasonably expected to produce a cost to REI equivalent to the cost that REI can reasonably realize by using the PRB Coal that REI intends to substitute for lignite. The method, timing and other general terms for exercise of the Right of First Refusal set forth in Article I shall apply.
b. In order to evaluate REI’s determination of an equivalent cost for lignite, NWR shall have the same access to information supporting REI’s determination of a lower cost by using PRB Coal as NWR has under Articles D.5 through D.12 in the process of establishing a Redetermined Price.
c. If REI notifies NWR of its intent to substitute PRB Coal for 100% of the fuel requirements at LEGS and NWR does not exercise its Right of First Refusal, REI may substitute PRB Coal as the fuel for LEGS and all rights or obligations of the Parties to sell, buy or deliver lignite shall terminate effective the date specified in REI’s notice for the switch to PRB Coal. REI, however, shall remain obligated to NWR (i) for payment obligations accrued before the date of the switch to PRB Coal and (ii) for any executory obligation of REI to purchase lignite under any Commitment or under any Right of First Refusal previously exercised by NWR, regardless of whether delivery is scheduled under such Commitment or exercised Right of First Refusal before or after the date of the switch to PRB Coal. NWR will reasonably accommodate delays in the switch to PRB Coal beyond the scheduled date by continuing to deliver lignite at the Fixed Lignite Price for a period up to the longer of (i) 90 days after the scheduled switch date or (ii) the expiration of the term of any Commitment or Right of First Refusal in effect after the date of the switch.
d. If REI gives notice of an intent to substitute partially PRB Coal for lignite at LEGS and NWR does not exercise its Right of First Refusal with respect to such partial substitution, then so long as NWR and REI agree upon a Commitment that provides for the lignite deliveries required for LEGS, the LSA and other Existing Contracts, as amended hereby, shall continue in effect, subject to the right of REI thereafter to substitute PRB Coal for lignite up to the annual quantity of PRB Coal specified in the notice.
e. If NWR does exercise the Right of First Refusal, deliveries of lignite pursuant to the exercise of the Right of First Refusal will begin on or after the scheduled date of the switch specified in REI’s notification of an intent to switch to PRB Coal and continue for the term specified in the notice.
f. With respect to any Commitment in effect at the date NWR commences lignite deliveries under a Right of First Refusal, all lignite deliveries made for that calendar year and for any subsequent year in which any Commitment continues in effect shall be first deemed delivered under the Commitment for that calendar year and then delivered pursuant to the Right of First Refusal. If contracts for lignite deliveries for more than one exercise of a Right of First Refusal are in effect for any calendar year, then after satisfaction of any current Commitment, the deliveries of lignite shall be deemed to occur under each contract under a Right of First Refusal in order of seniority with the oldest contract deemed first satisfied.
g. The references to lignite as the “primary fuel” at LEGS are in recognition of the fact some natural gas is used in the combustion of lignite and petroleum coke may be used to supplement lignite. The reference is not to be construed as an agreement to blending PRB Coal with lignite, except in accordance with the notification and Right of First Refusal provided in this Article D.20.
     21. The Parties have made the bargain memorialized in this Agreement on the assumption that RET will operate LEGS using lignite provided by NWR as the primary fuel so long as the cost of generation to REI using lignite does not exceed the cost of using PRB Coal as the primary fuel for generation at LEGS. Neither Party believes that a primary fuel other than PRB Coal is available or is likely to become available at a price that would lower the cost of generation at LEGS. If REI determines that an alternative source of coal or of an alternative fuel (with the exception of petroleum coke) is or may be available, then the Parties shall enter into good faith negotiations to determine an appropriate method for comparing the generation costs at LEGS using such alternative source of coal or alternative fuel and NWR shall be given the reasonable opportunity to provide lignite to REI at a competitive price to coal from such alternative sources or to the alternative fuel (considering all of the jointly agreed appropriate factors). If the Parties cannot agree within thirty calendar days upon the method to determine a competitive price, then the determination of a competitive price may be submitted to arbitration under the provisions of Article H by either Party. Upon determination of a competitive pace, NWR shall have the Right of First Refusal to provide lignite at the competitive price. The timing, method and other general terms for the exercise of the Right of First Refusal are set forth in Article I.
Liquidated Damages
     22. The Liquidated Damages payable to REI in the event of a default by NWR in the performance of its obligations under the Commitment or pursuant to a Right of First Refusal shall be the dollar amount by which the cost of replacement energy exceeds the dollar amount which REI would have paid under this Agreement for energy generated by burning lignite during the period of the default. REI shall use reasonable efforts to mitigate such Liquidated Damages.
     23. The Liquidated Damages payable to NWR in the event of a default by REI in the performance of its obligations under the Commitment or pursuant to a Right of First Refusal shall be (i) payable only in the event that REI fails to take at least 85% of its Commitment in any annual period, (ii) the reasonable and necessary unavoidable costs incurred by NWR during the period of default as a result of the default and (iii) NWR’s lost profits during the period of default as a result of the default. NWR shall use reasonable efforts to mitigate such Liquidated Damages.
     24. Unless disputed by the defaulting Party, Liquidated Damages shall be payable in cash within thirty calendar days after the claimant calculates the damages and submits the calculations, including workpapers, to the defaulting Party. If NWR is unable or unwilling to pay Liquidated Damages in cash, it shall transfer to REI an equivalent amount of lignite reserves in reasonable mining blocks of REI’s election.
     25. The Parties in agreeing to Liquidated Damages reserve their respective remedies under the Texas UCC (i) in the event of insolvency of either Party, (ii) in the event of a breach of obligations under or arising from Articles D.18, D.20 or D.21 hereof, or (iii) in the event of a failure to pay the price for delivered lignite. Otherwise, Liquidated Damages are intended as the exclusive remedy for default in the performance of obligations under the Commitment.
Existing Mine Equipment and Facilities: Additions and Replacement.
     26. All mining equipment and facilities leased to NWR under the terms of Article 7 of the C&O Agreement shall continue to be leased to NWR without consideration additional to the rental already prepaid by NWR. The terms and conditions of the lease shall remain unchanged except that, during the Post-Transition Period, NWR will be responsible for the operating and maintenance costs and for the cost of insurance for the mining equipment and facilities. REI shall be named as an additional insured under all policies of insurance affecting the mining equipment and facilities. Included in the mining facilities and equipment subject to the lease shall be any mining equipment or facility REI is scheduled to acquire under Article C.4.
     27. NWR shall purchase at its cost all mining equipment and facilities and all Civil Structures as NWR may in its sole discretion determine should be purchased on or after July 1, 2002. Reasonable depreciation or amortization for such capital costs and associated expenses shall be included as a cost of production only for the purpose of calculating the Old Price which sets the maximum price REI must pay for lignite in any calendar year.
     28. During the Post-Transition Period, NWR shall maintain leased mine equipment and facilities in reasonable condition. When NWR determines leased mine equipment or a facility is no longer needed at the Jewett Mine, NWR shall return or make available to REI the equipment and any facility that may be salvaged or removed. This provision supersedes the fast sentence of Paragraph 7.4 of the C&O Agreement. The other provisions of Paragraph 7.4 of the C&O Agreement shall otherwise remain in force and effect .
     29. Effective July 1, 2002, REI hereby waives its overriding royalty on lignite production from “Utility Fuels reserves” under Article A, Section 4.1 of the LSA. Notwithstanding the previous sentence, the overriding royalty on lignite production from such reserves shall be considered for the purposes of the calculation of the Old Price.
E. PETROLEUM COKE
     1. After January I, 1999, REI shall have the right to burn such quantities of petroleum coke as it chooses at LEGS. NWR shall supply petroleum coke required for LEGS up to 600,000 tons per year during the period January 1, 2000 through December 31, 2004. Subject to the limitation that NWR is not required to sell below its actual costs, the price for petroleum coke supplied by NWR per mmBtu (f.o.b. LEGS stockpile) (1) through June 30, 2002, shall equal the price of lignite per million Btu for the period in which the petroleum coke is delivered calculated under the provisions of Article B, Section 10.1 of the LSA with payment on semi-monthly lignite invoice for period of delivery followed by true-up and adjustment at month-end, and (2) commencing July 1, 2002, shall equal the “Redetermined Price” per million Btu of lignite for the year in which the petroleum coke is delivered, calculated under the provisions of Article D.5 through D.12 hereof. If the actual cost to NWR to deliver petroleum coke (f.o.b. LEGS stockpile) is greater than the price NWR is to be paid for the petroleum coke, NWR shall so advise REI and REI may elect to purchase the petroleum coke at a price equal to NWR’s actual cost or obtain the petroleum coke from another source. REI shall specify the quantify of petroleum coke required, if any, as well as quality specifications, as limited by the provisions of Article E.2, and delivery schedule, terms and conditions. REI will provide a suitable stockpile area and access for delivery. After December 31, 2004, REI may acquire all petroleum coke for LEGS from a supplier of its choice.
     2. Petroleum coke supplied by NWR, on an “As Received” basis, will have the quality specifications as provided on Exhibit C of the Appendix. Such quality specifications shall be modified as needed from time to time to allow REI to operate under then current laws and permits and to address LEGS operational requirements which the Parties agree exist.
F. FUEL HANDLING FACILITY
     1. REI may elect to construct a fuel handling facility at the Jewett Mine. If REI so elects, it shall bear the cost of construction of said facility and it may require that NWR maintain and operate such facility. Should REI elect to utilize the fuel handling facility, the Parties shall meet as needed and agree upon the periodic payments to be made to NWR to cover the operation and maintenance expenses of the fuel handling facility, loading and transportation expenses from the facility to LEGS and reasonable compensation to NWR for operation of the facility. Any such expenses shall be limited to the direct costs on a pro rata basis for all REI tons handled. Any such compensation to NWR shall be ten percent of the direct costs charged to REI. Any disagreement as to the amount of the operation and maintenance expenses or the amount of the compensation shall be submitted to arbitration under Article H.
G. RECLAMATION
     1. REI currently posts a corporate guarantee of NWR’s reclamation bond filed with the Railroad Commission of Texas (“RCT”) to secure NWR’s obligation to complete Final Reclamation of the Jewett Mine. As long as the cost to REI does not change and the conditions imposed by the RCT as a condition of self-bonding do not change materially, REI will continue to provide such corporate guaranty in compliance with the rules of the RCT for all renewals and amendments of the surface mining permit until NWR has been fully released from all reclamation obligations related to the Jewett Mine. Currently, REI incurs no direct cost in providing the corporate guarantee. (REI has some internal cost in processing and recording the guaranty.) In the future, if REI incurs additional costs directly as a result of providing the corporate guarantee, NWR will pay those costs.
     2. Final reclamation of the Jewett Mine at the end of its useful life is considered a sunk cost and these expenditures will be accounted for separately during the Post-Transition Period. The Parties shall agree on final reclamation costs and REI will be responsible for the cost of all final reclamation. NWR shall pay all current reclamation costs (contemporaneous reclamation activities required under Section 816.383 of the Texas Surface Goal Mining regulations (or any successor provision)) during the Post-Transition Period, including all reclamation costs associated with closing any mine area depleted prior to the end of the Jewett Mine’s useful life. NWR shall use good mining practices during the Post-Transition Period to insure that only a reasonable and appropriate amount of reclamation remains at the end of the useful life of the Jewett Mine and shall bear the cost of its failure to comply with this provision.
H. ARBITRATION
     1. Subject to the provisions of Article J hereof, this Agreement shall not modify the provisions of the LSA relating to arbitration. Unless otherwise specifically provided herein, the Parties shall have thirty calendar days to resolve any dispute which is subject to arbitration under the Agreement. If any such dispute is not resolved within thirty calendar days, then either Party may initiate arbitration. The thirty day dispute resolution period shall commence on the date a Party receives written notice from the other Party setting forth an explanation of the specific issues to be resolved. The written notice under this section shall be sent in accordance with the provisions of Article K.6. Failure by the aggrieved Party to initiate arbitration within thirty calendar days from the date the thirty day negotiation period expires shall, with respect to any challenged component of a price calculated by the other party, be deemed a waiver by the aggrieved Party of the right to arbitrate the submitted issues regarding price and the non-waiving Party’s position shall be deemed correct. The “aggrieved party” shall be the Party challenging the calculation of a component of a price calculation (including without limitation, a calculation under Article D.18, D.20 or D.21).
     2. Matters in controversy involving (i) the calculation of any component of the Redetermined Price, (ii) the calculation of the Old Price, (iii) the calculation of a lignite price under a Right of First Refusal, (iv) the calculation of Liquidated Damages under Articles D.22 through D.25 inclusive, (v) the determination of payments under Article F, or (vi) any provision under Article G.2, not resolved timely by negotiation, shall be resolved by binding arbitration as follows:
a. Each Party shall submit in writing to the arbitrator its proposed ruling for resolving the controversy within fifteen calendar days of a request by either party for arbitration.
b. Within thirty calendar days of the request for arbitration, the Parties shall make oral presentations (which shall be limited to one hour per side unless the parties mutually agree to a different time limit) to the arbitrator of their respective positions about the controversy.
c. Within ten business days of the presentation, the arbitrator shall choose one Party’s proposed ruling in its entirety. In the event the arbitrator determines that a Party has failed or refused to supply relevant information or respond to inquiries material to the matter in controversy, the arbitrator may extend the time within which a ruling must be issued for such an additional period, not to exceed twenty-one calendar days, as the arbitrator may determine in the arbitrator’s sole discretion to be appropriate. The arbitrator shall not be allowed to compromise between the two proposals or to combine parts to the two proposals to reach an intermediate ruling. If controversies as to more than one of the six components of the Redetermined Price as listed in Article D.5 are submitted in the same arbitration, the arbitrator shall select one Party’s proposal to resolve all controversies as to one of the six components, but may select the other Party’s proposal as to the controversies regarding another of the six components and the same rule shall apply in determining such price components for the purpose of establishing the price under Article D.18, D.20 or D.21. The arbitrator shall also select one Party’s proposal in any controversy regarding the Old Price or compensation under Article F.
d. The arbitrator’s ruling shall be the final resolution of the controversy without right of appeal. The price for all fuel delivered during the period of the Parties’ dispute that corresponds to the period for which any component of price is being determined shall be trued up to the arbitrator’s ruling and an appropriate payment or credit made to effect the adjustment required by the true-up.
e. Within thirty calendar days of the execution of this Agreement, the Parties will mutually agree on an arbitrator and on fast, second and third alternate arbitrators. The arbitrator will decide ail controversies unless unavailable in which case an alternate will be used in the order selected. Only individuals with knowledge in the fields of the western coal industry, coal transportation and large solid fuel electric generation plants shall be selected as arbitrators. An arbitrator may not be an employee of, own directly or indirectly any debt or equity securities of, or have any other financial interest in either Party or have testified in or consulted in the Harris County Lawsuit. The arbitrators shall serve as standing arbitrators for terms of two years from the date of their appointment and may be reappointed for additional terms upon mutual consent of the Parties. No later than December 1 of each year, each Party shall notify the other in writing whether it wishes to retain the current arbitrator and alternatives or to select different ones for the next term.
f. If either Party wishes to select a new arbitrator or alternate, the Parties shall confer and attempt to reach mutual agreement by December 15 on the appointments for the next term. If no agreement is reached, the Parties will jointly apply to the North American Electric Reliability Counsel (“NERC’) for the names of fifteen individuals qualified according to the provisions of Article H.2.e and willing to serve as the standing arbitrator or as an alternate. Within five business days of receipt of the list from NERC, each Party shall (i) strike no more than six of the individuals; (ii) number the remaining individuals in the order of preference, and (iii) return the list to NERC. NERC shall select the arbitrator and alternates (if needed) from the individuals not stricken from the list by either Party and if possible in accordance with the designated order of preference within five business days after return of the list to NERC. In the event NERC is unwilling or unable to perform the responsibilities set forth in this Article H.2.f, the Parties agree to use the American Arbitration Association to perform those responsibilities. If the Parties are unable to agree on the initial arbitrator or alternates, the process described in this Article H.2.f shall be used to make such selections.
g. Each Party shall bear its own expenses for arbitration. Expenses of the standing arbitrators, if any, when the standing arbitrators are not considering a controversy shall be borne equally by the Parties. The Party whose proposed ruling or position is not selected in a dispute under the provisions of this Article shall pay the fees and expenses of the arbitrator related to the controversy.
h. No source documents or data shall be included or used as a material part of a Party’s submission to an arbitrator unless such document or data has been made available to the other Party as required and in accordance with this Agreement. Each Party shall certify compliance with this provision in its submission. The arbitrator may inquire into compliance if the arbitrator deems there is good cause to do so.
I. RIGHT OF FIRST REFUSAL
     1. “Right of First Refusal” refers to the separate options granted to NWR under Articles D.18, D.20 and D.21 and each of the options granted to NWR in those Articles is so designated. Each Right of First Refusal matures only upon the occurrence of a future event. The method for determining the price, quantity and terms under which NWR may elect to provide the fuel under each Right of First Refusal is described in the Article granting the particular Right of First Refusal. The Parties intend that each Right of First Refusal shall be construed as a presently vested right and enforceable in accordance with its terms. Each Right of First Refusal is subject to the following provisions governing the method, timing and other general matters for the exercise of each such Right of First Refusal.
     2. The Parties’ bargain with respect to each Right of First Refusal in Article D is based in fact upon a mutual agreement that during the Post-Transition Period, REI will be supplied lignite as the primary fuel for LEGS at a price which results in a cost of generation to REI that is equivalent to the cost of generation that REI would incur if PRB Coal were substituted for lignite as the primary fuel for LEGS taking into consideration all of the factors described in Articles D.5 through D.12. The Rights of First Refusal in Article D are intended to assure NWR that it will have the option to provide lignite at a price that produces the equivalent cost of generation to REI if PRB Coal (or, under the circumstance described in Article D.21, another fuel) were used as the primary fuel at LEGS. The Parties further intend that NWR have a reasonable opportunity to evaluate a Right of First Refusal upon maturity and make an informed decision to exercise or not exercise such Right of First Refusal. The provisions of this Article I shall be construed in a manner consistent with such intent.
     3. Each Right of First Refusal must be exercised by NWR within 15 days after the date that notification of a Trigger Event is effective (not counting the effective date of the notice, but counting the fifteenth day thereafter as the last day). If the fifteenth day falls on a day other than a Business Day, then the time to exercise the Right of First Refusal shall be extended to the next Business Day. Notification of a Trigger Event must be in writing and be delivered in the manner specified in Article K.6 for the giving of notices and shall be effective as provided in Article K.6. In order for the notification to be effective, the notification must contain or be accompanied by all information specified in this Agreement to be included in or with the notification. The fact such information may otherwise be available to NWR shall not excuse failure to include required information with the notification of a Trigger Event. In order to avoid dispute as to when a notification of a Trigger Event is effective, a failure to provide required information with a notification of a Trigger Event may be cured only by properly repeating the notification with all required information in or with the notification; provided, however, that NWR shall notify REI of any material deficiencies in the provision of the information specified in this Agreement within five working days of the receipt by NWR of the notification of a Trigger Event.
     4. After or with notification of a Trigger Event, REI must provide to NWR all information that REI is obligated to provide under the terms of this Agreement that is relevant to the Right of First Refusal. Information not required to be included with the notification, must be made available to NWR on such Business Day as NWR requests (but no sooner than the second Business Day after the request for information is made) by delivery of the information to NWR in Butte, Montana or at the Jewett Mine or as required by the terms of this Agreement to review certain confidential information, to the offices of a third party. Alternatively, NWR may request such information be provided at REI’s offices in Houston and REI will provide the information to NWR in a private room with copying facilities reasonably available to NWR at a commercial copying rate. The place of review shall be as specified in NWR’s request for information. Any approval of a third party to review information and the execution of any required confidentiality agreement shall be expedited by the Parties so that any conditions to review of confidential information may be satisfied within two Business Days of a request by NWR for such information, which request must designate a third party as required to review confidential information and provide the third party’s business name, address and profession or occupation. NWR may verbally request information from any person designated to receive a notice for REI under Article K.6 and a verbal request shall be effective when made, provided the request is confirmed in a written notice given in the manner provided in Article K.6 within two Business Days of the making of the verbal request. Requests may also be made in writing delivered in the manner of other notices under Article K.6 and shall be effective as provided in Article K.6.
     5. Time shall be of the essence in responding to requests for information under Articles I.4 and 1.5; provided REI shall not be required to create or process information for NWR and may satisfy a request by providing the data in useable form from which the information requested may be developed, subject to such data being available. When available, REI will provide all summaries of requested data as well as the data. The fact that any requested information may be available in the files of NWR or otherwise available to NWK from another source shall not excuse furnishing the requested information. Failure of REI to provide timely information pursuant to a request by NWR after effective notification of a Trigger Event shall extend the time for NWR to exercise its Right of First Refusal by one full Business Day for each day or partial day that lapses after the day the information was due to be provided.
     6. NWR shall exercise a Right of First Refusal by giving notice of the exercise in the manner provided for notices in Article K.6. All information required by this Agreement to be in or with the notice of exercise of the Right of First Refusal must be included for the notice to be effective, provided substantial compliance shall be effective.
     7. The Parties acknowledge that the determination of cost of generation at LEGS using PRB Coal (or another fuel) and determination of an equivalent cost using lignite is a fact intensive exercise that requires a number of judgments be made as to the appropriate use of data. The Parties have sought to develop a methodology that will allow mutually agreed costs to be developed and that will limit the matters that might be disputed. Even with their good efforts, good faith disputes as to a lignite price which produces a cost of generation to REI which is equivalent to the cost of generation that REI may reasonably expect from using PRB Coal (or another fuel) may arise. Subject to any limitations expressly included in the methodology for making such determination found in Articles D.5 through D.12, either Party may during the period for exercise of a Right of First Refusal elect to submit to summary arbitration under Article H any fact issue that is material to the determination of the price or other terms upon which NWR may exercise the Right of First Refusal, including the entire calculation. Further, if NWR gives notice exercising the Right of First Refusal and REI asserts that the price or another term specified in the exercise does not produce an equivalent cost of generation to the cost of generation at LEGS that REI reasonably expects from using PRB Coal (or another fuel), then within three Business Days after the effective date of the exercise of the Right of First Refusal, REI may elect to submit to arbitration under Article H any disputed fact issue that is material to the determination of the price or other terms upon which NWR may exercise the Right of First Refusal. The time for exercise of the Right of First Refusal (or re-exercise if NWR has exercised, but the terms for exercise are different after the arbitration) shall be automatically extended to the Business Day first occurring on or after fifteen calendar days from the date the arbitration award is received by NWR or the date the Parties settle the matters in arbitration by written agreement.
J. AMENDED PROVISIONS OF EXISTING CONTRACTS
     1. Except as modified by the terms of this Agreement, the LSA and the C&O Agreement and other Existing Contracts remain in full force and effect and the Parties hereby ratify and confirm the Existing Contracts as binding and sustaining obligations in accordance with their terms.

     2. Without limitation, the following sections of the LSA and the C&O Agreement are, by this Agreement, retained, deleted or modified in the Post Transition Period as follows:

LIGNITE SUPPLY AGREEMENT
     Retained: Articles 2.4, 2.8, 4.2, 6.1, 6.2, 9.1, 9.4, 9.5, 9.6, 9.7, 9.8, 12, 13.1, 13.2, 14.3, 15, 16, 17, 20.2, 20.3, 21, 24.
     Deleted: Articles 5, 7.1, 8.2, 8.3, 8.5, 8.6, 9.2, 9.3, 10.7, 10.8, 14.1, 14.2, 14.5, 19, 20.1.
     Modified:
     1.1 — Modified to reflect the fact that if NWR fails to exercise one of its right of first refusal, it loses the right to supply the pertinent quantity of lignite.
     2.1 — Modified to remove reference to minimum requirements.
     2.2 — Modified to delete all text after the parenthetical phrase (“NWR Reserves”) in first sentence.
     2.3 — Modified in the Post-Transition Period to delete the third and fourth sentences. Further modified to provide that NWR will negotiate land acquisitions and offer such acquisitions to REI and REI will have the first opportunity to purchase land on negotiated terms, and NWR may purchase on those terms if REI elects not to purchase. The Land Purchase Agreement is abrogated.
     2.5 — Modified to delete third sentence, except for instances where the Parties are operating under the Old Price provisions.
     2.6 — Modified to delete, except for instances where the Parties are operating under the Old Price provisions.
     2.7 — Modified to delete, except for instances where the Parties are operating under the Old Price provisions.
     2.9 -Modified to delete reference to Column 1 of Exhibit C to LSA.
     3.1 — Modified to the extent inconsistent with Article D.16 and related provisions of this Agreement.
     3.2 — 3.4 — Modified to delete, except for instances where the Parties are operating under the Old Price provisions.
     4.1 — Modified to delete requirement that NWR pay REI an overriding royalty during the Post-Transition Period.
     7.2 — Modified to delete requirement that NWR submit mine plans and budgets, except for instances where the Parties are operating under the Old Price provisions.

     8.1- Modified to delete first two sentences.
     8.4 — Modified to reflect that during the Post Transition Period, NWR acquires and owns newly acquired equipment and facilities and NWR receives the associated tax benefits. REI retains the tax benefits on equipment and facilities it now has or which it acquires during the Transition Period.
     9.9 — Modified to delete, except for instances where the Parties are operating under the Old Price provisions.
     10.1- 10.6 — Modified to delete, except for instances where the Parties are operating under the Old Price provisions.
     11.1-11.4 — Modified to delete, except for instances where the Parties are operating under the Old Price provisions.
     14.4 — Modified to delete, except for instances where the Parties are operating under the Old Price provisions.
     18 — Modified to delete, except for instances where the Parties are operating under the Old Price provisions. If a proceeding to remove NWR is not final, a return to New Price under terms of the contract will moot the issue.
     22 — Modified to correct addresses.
     23 — Modified to reflect termination date of August 29, 2015.
     25 — Modified to correct addresses.
     26 — Modified to delete references to development and construction activities.
CONSTRUCTION AND OPERATION AGREEMENT
     Retained: Paragraphs 2.3, 3.1, 4.2, 4.5, 4.8, 4.9, 4.12, 7.2.1, 7.2.2, 7.3, 8.2.1-8.2.8, 8.2.10-8.2.13, 8.3
     Deleted: Paragraphs 2.4, 2.5, 2.6, 2.7, 3.3, 4.1, 4.11, 5, 6, 7.2.3
     Modified:
     1 — Modified to correct addresses.
     2.1 — Modified to delete reference to Limestone County.
     2.2 — Modified to add “as amended” following reference to LSA.
     3.2 — Modified to add “as amended” following reference to LSA.

     4.3, 4.4 and 4.6 — Modified to delete, except for instances where the Parties are operating under the Old Price provisions.
     4.7 — Modified to delete reference to Limestone County.
     4.10 — Modified to delete, except for instances where the Parties are operating under the Old Price provisions.
     7.1 — 7.2 — Modified to cover only mining facilities and equipment purchased by REI or a predecessor.
     7.2.4 — Modified to delete, except for instances where the Parties are operating under the Old Price provisions.
     7.4 — Modified to reflect Parties’ new responsibilities under Article D.28.
     8.1 — Modified to delete all provisions except subparts (4), (5) and (7). Subparts 1, 2, 3 and 6 are deleted, except for instances where the Parties are operating under the Old Price provisions.
     8.2 — Modified to delete subparts (3) and (7), after first comma, except for instances where the Parties are operating under the Old Price provisions.
     8.2.9 — Modified to delete last sentence only, except for instances where the Parties are operating under the Old Price provisions.
     8.2.14 — 8.2.17 — Modified to delete, except for instances where the Parties are operating under the Old Price provisions.
     8.4 — Modified to delete, except for instances where the Parties are operating under the Old Price provisions.
     8.5 — Modified to delete last clause only, except for instances where the Parties are operating under the Old Price provisions.
     9 — Modified to reflect change in 9.16, which must provide that Liquidated Damages are recoverable by the Parties under provisions of Agreement.
     2. Any other inconsistent provision in the Existing Contracts is hereby modified or rescinded as required to conform to this Agreement.

K. MISCELLANEOUS
     1. The details of the negotiation of this Agreement and the terms of this Agreement shall be kept confidential by the Parties. Nothing herein shall prevent the Parties from revealing the terms of this Agreement when required to do so by any regulatory body or court, but the Parties shall seek the highest possible level of confidentiality, with regard to such disclosures.
     2. This Agreement may not be transferred or assigned by either Party without the express written consent of the other Party which consent shall not be unreasonably withheld. If WAP is transferred to an affiliate of REI or an affiliate is responsible for purchasing coal for WAP, then the affiliate will assume the obligations relating to WAP and information regarding WAP imposed by this Agreement. If WAP is sold to a non-affiliated company or person, then the Parties shall negotiate in good faith for 120 days to agree upon another price determination method. If no agreement is reached within such 120-day period, then, within 30 days of the end of such period, the determination of the PRB Coal price shall be submitted to arbitration under Article H.
     3. Within 120 days of the execution of this Agreement, the Parties shall meet and determine through good faith negotiation which of the Policies and Procedures shall remain in effect during the Post-Transition Period.
     4. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.
     5. The Parties by dismissal of the appeals in the Harris County Lawsuit have made the district court’s judgment (“Final Judgment”) in that case final and nonappealable.

     6. The notice provision in Section 25.2 of the LSA and all other notice provisions in any of the Existing Contracts is amended to state current addresses and contact personnel and to designate methods of delivery and is restated as follows:
     Any notice or other communication required or permitted under this Agreement or any Existing Contract shall be in writing and effective upon receipt if hand-delivered or sent by certified mail, postage prepaid, return receipt requested, by commercial overnight delivery service, or by facsimile transmission (provided a conforming copy is mailed the same day and any facsimile copy sent after 5:00 p.m. Central Time on a Business Day, or on a day that is not a Business Day, shall not be effective until the next Business Day). Notices shall be addressed:
If directed to REI:
Reliant Energy, Incorporated
Attention: Coal & Lignite Fuels
By U.S. Mail:
     P.O. Box 1700
     Houston, Texas 77251
By Delivery:
     1111 Louisiana, Tenth Floor
     Houston, Texas 77002
Facsimile No.: (713) 207-9016
If directed to NWR:
Northwestern Resources Co.
Attention: President — NWR
By U.S. Mail:
     P.O: Box 915
     Jewett, Texas 75846
By Delivery:
     8 Miles North of Jewett, Texas
     State Highway 39 North
Facsimile No.: (903) 626-5701
     Either Party may change its mailing address or facsimile number by giving notice of such change to the other Party as provided herein.
     7. During the Post-Transition Period, REI and NWR will each be responsible for the ad valorem taxes on (i) its respective lignite reserves (disregarding the sublease of REI’s reserves to NWR) and (ii) its respective mining equipment and facilities (disregarding the lease of mining equipment and facilities to NWR). For the sole purpose of ad valorem tax calculations commencing July 1, 2002, the Parties shall agree to a reasonable and appropriate allocation of the price paid for lignite into three components: cost recovery, management fee and dedication fee. During the Post-Transition Period NWR shall be entitled to all tax credits and deductions with respect to the lignite reserves in the Jewett Mine (including those reserves subleased from REI) and with respect to the mining equipment and facilities acquired by NWR. During the Post-Transition Period, REI shall be entitled to all tax credits and deductions with respect to mining equipment and facilities acquired by REI or its predecessor and leased to NWR
     8. During the Post-Transition Period, REI shall have a reasonable right to inspect and monitor the use and maintenance of the mining equipment and facilities leased by REI to NWR.
     9. Each Party shall bear its own expenses of any consultant or expert engaged under any Article hereof.
     10. REI may, at any time, require NWR to deliver lignite under the Old Price methodology for any two year forward looking period.
     11. The captions for the Articles and subcaptions for various sets of paragraphs within the Articles have been inserted for convenience and reference only and shall in no way modify or restrict any of the terms or provisions hereof.
     12. If any term or provision of this Agreement shall be held to be invalid or unenforceable, then to the extent of such invalidity or unenforceability, and without invalidating the remaining terms or provisions hereof, this Agreement shall, to the extent permitted by applicable law, be construed as if such invalid or unenforceable term or provision had not been contained herein; provided, if any Right of First Refusal is held to be invalid or unenforceable, REI shall grant NWR an option that replaces the invalid or unenforceable Right of First Refusal on the same terms, except as required to remove the invalidity or to make the option enforceable. Any modification shall be consistent with the factual basis of the Parties’ bargain as described in this Agreement.
     13. Nothing in this Agreement is intended or should be construed to give any person, other than the Parties, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.
     14. The Parties acknowledge that at the termination of the LSA, as amended by this Agreement, issues may remain to be resolved that are not the subject of a specific agreement in the Existing Contracts, as amended by this Agreement. Such unresolved issues may include, without limitation, issues with respect to the remaining lignite reserves owned or controlled by NWR, issues concerning the proper designation of reclamation costs into the categories of final reclamation and contemporaneous reclamation and issues with respect to the disposition of remaining facilities and equipment. The Parties agree to meet in good faith to attempt to reach a mutually satisfactory resolution of any and all remaining issues. If the Parties fail to resolve any such issues (except for any issues relating to the lignite reserves owned or controlled by NWR) within 180 days of the termination of the LSA, such unresolved issues shall be submitted to arbitration pursuant to the provisions of Article H. Such arbitration shall commence within 30 days of the end of such 180-day period of negotiation and the issues submitted to arbitration shall be determined consistent with the general intentions of the Parties expressed in the Existing Contracts, as amended, with respect to the operation of the Jewett Mine and the purchase and sale of lignite during the Post Transition Period. If agreement on any lignite reserve issue[s] cannot be reached after reasonable attempt[s] at resolution are made by the Parties, such issue[s] shall not be referable to arbitration under this Agreement and NWR shall have no obligation to dedicate such lignite reserves to any continuation of the Jewett Mine by REI. NWR, however, grants to REI, effective at the termination of the LSA, as amended by this Agreement, an irrevocable right of first refusal with regard to any sale or other disposition by NWR of NWR’s remaining lignite reserves. The obligation to extend a right of first refusal for the lignite reserves remaining at termination requires that if NWR finds a bona fide purchaser or lessee for all or part of the remaining NWR lignite reserves NWR will, within ten days of receipt of a bona fide offer which NWR is prepared to accept, notify REI of the offer in accordance with Article K.6 hereof and include in the written notice all of the material terms of the bona fide offer. REI will thereafter have fifteen days from the date such notice is effective to notify NWR in accordance with Article K.6 that REI intends to meet, or does not intend to meet, all of the material terms contained in the offer made by the bona fide purchaser or lessee. If REI fails to respond within fifteen days, or responds negatively, then the right of first refusal as to such offer shall lapse and NWR may immediately go forward with the sale or lease free and clear of the right of first refusal. If REI responds affirmatively within fifteen days and indicates it wishes to match the bona fide offer, the Parties shall proceed to a closing of the transaction within ninety days of REI’s response. The right of first refusal granted to REI does not include a right to acquire any lignite leases that NWR elects in whole or in part to terminate by operation of the lease terms or to surrender and does not apply to any disposition by NWR to an afflicted entity provided the affiliated entity shall be bound by REI’s right of first refusal. The right of first refusal shall survive the termination of this Agreement.

     15. Each Party:
a.	acknowledges, understands and agrees that all Parties hereto participated in the drafting of this Agreement;

b.	hereby waives all right to assert any rule or presumption of construction specifying that an ambiguity in the language of a written contract be construed against the drafter; and

c.	specifically provides that no such rule or presumption shall be applied by any court or tribunal (including arbitration) having jurisdiction over the interpretation or construction of this Agreement.
     16. Neither Party may assign this Agreement or any rights or obligations hereunder in whole or in part without the prior written consent of the other party; which shall not be unreasonably withheld. Provided no such consent will be required where assignment is (i) to a successor in interest of a substantial part or all of the assets of such Party by way of merger, consolidation, sale of substantially all of its assets, divestiture pursuant to an order or decree of a court, or similar corporate reorganization; (ii) to an affiliated corporate entity; or (iii) to a purchaser of LEGS. No such assignment shall be effective unless and until such assignee shall assume in writing the obligations of the assignor.
     17. This Agreement, subject to the limitations set forth in Article J, is intended by the Parties to be the final expression of their agreement and the complete and exclusive statement of the terms of their agreement with respect to the subject matter hereof and there are no oral promises, agreements or warranties affecting it.

Executed as of the date shown in the caption of this Agreement

RELIANT ENERGY, INCORPORATED
By:	/s/ CARLA J. MITCHAM

NORTHWESTERN RESOURCES CO.
By:	/s/ R.F. CROMER

Exhibit A
Settlement Agreement and Amendment of Existing Contracts
Capital Expenditures

1999
Purchase Rails and Rollers for DL25	$520,000
Tools & Small Equipment	105,000
Tract Purchases	200,000
Surface Improvements	45,000

$870,000

2000
D-E Haulroad	$766,000
Replace Front End Loader	1,100,000
Replace Backhoe	1,000,000
Replace 16G Motor Grader	520,000
Replace Three 405bp Dozens	1,793,400
Replace Two 520hp Dozens	1,380,000
Replace Generator	12,000
Replace Light Plants	18,000
Replace One 2 1/2 Ton Truck	100,000
Replace Sixteen Pickups	346,800
Replace Air Compressor	18,000
Tools & Small Equipment	100,000
Tract Purchases	189,800

$7,344,000

2001
B2 Haulroad	$643,000
Pond 026 Modification	750,000
Replace One 10 Ton Truck	95,000
Replace Light Plants	54,000
Replace One 2 1/2 Ton Truck	100,000
Replace Eight Pickups	173,200
Replace Air Compressor	18,000
Tools & Small Equipment	100,000
Tract Purchases	298.800

$2,232,000

2002
Pond 04-E (50%)	$750,000
Replace Nine Pickups (50%)	101,000
Tools & Small Equipment (50%)	50,000
Tract Purchases (50%)	178 000

$1,079,000

Exhibit B

Settlement Agreement and Amendment of Existing Contracts
Calculation of “New Price” for Lignite

Net Coal Cost
(1)	PRB Coal	$24,894,589
(2)	Rail Transportation	$80,842,258
(3)	Railcar Maintenance	$1,576,567
(4)	Railcar Ad Valorem Taxes	$902,754
(5)	Railcar Unloading Facility Ad Valorem Taxes	$215,879
(6)	Railcar Unloading Facility O&M	$650,000
(7)	Unrealized Plant Savings	$(22.660.777)
(8)	Pre-tax Cost	$86,421,270

Avoided Capital
(9)	Railcar Cost	$64,025,118
(10)	Railcar Unloading Facility	$23,032,100
(11)	Subtotal	$87,057,218
(12)	Interest @ Pre-tax Cost of Capital (15.30%)	$13,319,754

Avoided Expense
(13)	Final Reclamation	$41,105,165
(14)	Interest @ Pretax Cost of Debt (7.59%)	$3,119,882

New Price for Lignite
(15)	Pre-tax Cost of Coal	$102,860,906
(16)	Lignite Quantity (mmBtu’s)	119,066,818
(17)	Pre-tax Cost of Coal ($/mmBtu)	$0.8639

Exhibit B

Settlement Agreement and Amendment of Existing Contracts
Assumption in “New Price” Calculation

PRB Coal Price	1998	Quality	1998	Quantity	Annual Cost
	($’s/ton)	(Btu/lb)	($’s/mmBtu)	(mmBtu’s)	($’s)
	(A)	(B)	(C)	(D)	(E)
	$3.62	8,700	$0.2080	119,659,074	$24,894,589

Rail Transportation	Aluminum Rate	Distance	Aluminum	Distance	Aluminum Rate	Specification	Aluminum
	TO WAP	to WAP	Rate to WAP	to LEGS	to LEGS	Quality	Rate to LEGS	Coal Quantity	Annual Cost
	($’s/ton)	(miles via BN)	($’s/ton-mile)	(miles via BN)	($’s/ton)	(Btu/lb)	($’s/mmBtu)	(mmBtu’s)	($’s)
	(F)	(G)	(H)	(I)	(J)	(K)	(L)	(M)	(N)
	$13.25	1,573	$0.0084	1,372	$11.56	8,553	$0.6756	119,659,074	$80,842,258

Railcar Maintenance	Railcar	Specification	Distance	Maintenance	Maintenance	Maintenance
	Capacity	Quality	to LEGS	Cost	Cost	Cost	Coal Quantity	Annual Cost
	(tons)	(Btu/lb)	(miles)	($’s mile)	($’s/ton)	($’s/mmBtu)	(mmBtu’s)	($’s)
	(O)	(P)	(Q)	(R)	(S)	(T)	(U)	(V)
	121.75	8,553	1,372	$0.01	$0.2254	$0.0132	119,659,074	$1,576,567

Plant Savings Due to Coal	Make-up	O&M	Limestone	Dlbasic	Fly	Bottom	FGD	SO2	NOX	Total
	Energy	Wear	Rock	Acid	Ash	Ash	Sledge	Credits	Credits	Savings
	($’s)	($’s)	($’s)	($’s)	($’s)	($’s)	($’s)	($’s)	($’s)	($’s)
	(W)	(X)	(Y)	(Z)	(AA)	(BB)	(CC)	(DD)	(EE)	(FF)
	$10,904,469	$2,742,549	$3,044,432	$182,648	$1,129,404	$1,076,065	$1,392,462	$2,188,748	$0	$22,660,777

Railcar Capital				Railcar Cycle	Railcar				Railcar	Railcar	Ad Valorem
	Coal Quantity	Specification	Coal Req’d	Time	Availability	Railcar	Railcar Spares	Railcars Req’d	Cost	Cost	Taxes
	(mmBtu’s)	Quality (Btu/lb)	Annually (tons)	(hours)	(%)	Capacity (tons)	(%)	(#)	($’s/car)	($’s)	($’s)
	(GG)	(HH)	(II)	(JJ)	(KK)	(LL)	(MM)	(NN)	(OO)	(PP)	(QQ)
	119,659,074	8,353	6,995,152	170	96.0%	121.75	5.0%	1,220	$52,500	$64,025,118	$902,754

Railcar Unloading Facility	Capital	Ad Valorem	O&M
	Cost	Taxes	Cost
	($’s)	($’s)	($’s)
	(RR)	(SS)	(TT)
	$23,032,100	$215,179	$650,000

Final Reclamation	Reclamation
Cost
($’s)
(UU)

$41,105,165

Exhibit B

Settlement Agreement and Amendment of Existing Contracts
CQIM Output Summary

	Lignite 800 GMW	Coal 800 QMW	Comments
Plant supplied outage related unavailability =>	5.495%	3.93%
based on 5 yr PRB outage.	Delta =	2.102%
CQIM output
85% Capacity factor – annual net MWH	11,182,446	11,346,434

1998 NEGOTIATION
Evaluation Spreadsheet 800 MW Gross
Operating Availabilities
1 Liner Materials Reduce Boiler Overhauls %	1.46%	1.46%
CQIM Operating Equivalent Availability %	86.00%	86.80%
Delta Eq. Avail & Capacity factor	1.00%	1.80%
2 CQIM input capacity factor	85.00%	85.00%
3 Outage interval credit to availability	0.00%	2.75%	Negotiated increase of 2.75%
Plant Rating
Gross (MW)	800	800
Net (MW) CQIM System	751	758	Negotiated increase of 7 MW
Total Plant Equivalent Availability %	86.46%	89.21%
Annual Gross Generation (mwh, Total Plant)	12,118,234	12,503,674
Annual Net Generation (mwh, Total Plant)	11,375,992	11,847,231
Operating Characteristics
Gross Heat Rate (Btu/kwh)	9,825	9,570
Net Heat Rate (Btu/kwh)	10,467	10,100	Negotiated increase of 3.5%
Total fuel used (mmBtu)	119,066,818	119,659,074

Fuel Heating Value (BTU/lb)	6,499	8,553
Fuel Used (Tons, two units)	9,160,395	6,995,152
Fuel Price ($/mmBtu)	$0.97	$0.92
Fuel Cost (Plant)	$115,137,613	$110,505,155
Equivalent Net Capacity Factor %	86.46%	89.21%
Replacement Energy Cost
Make-up energy (mwh)	471,239
Make-up cost at system lambda, $/MWH	$23.14
Make-up energy cost	$10,904,469

Total Energy Equivalent Cost	$126,042,082	$110,505,155

Savings Due to PRB Fuel Switch
O&M Wear		$2,742,549
Crushed Limestone Rock		$3,044,432
Dibasic Acid		$182,648
Fly Ash		$1,129,404
Bottom Ash		$1,076,065
FGD Sludge		$1,392,462
S02 Credits		$2,188,748
NOX Credits		$0

Total Savings		$11,756,309
Total Generation Cost	$126,042,082	$98,748,846
Savings Due to Fuel Conversion		$27,293,237

Exhibit B

Settlement Agreement and Amendment of Existing Contracts
Assumption/Calculations for Data on Page 2 of 5 (Assumptions in “New Price” Calculation)
of this Exhibit B

“New Price”
Element	Assumption or Equation
PBB Coal Price
A	PRB coal price pct REI's 1998 spot agreement with Kennecott's Jacobs Ranch Mine
B	Quality specification is REI's 1998 spot agreement with Kennecott's Jacobs Ranch Mine
C	(A) / [(B) * 2000 / 1000000]
D	Input from CQIM model output: “Total fuel used (mmBtu)” under column “Coal 800 GMW" (page 3 of this Exhibit B)
E	(C) * (D)

Rail Transportation
F	Rail transportation rate ($'s/ton is aluminum railcars) to WAP bred on REI's contract with Union Pacific
G	Rail distance from PRB to WAP via BN, in miles
H	(F) / (G)
I	Rail distance from PRB to LEGS via BN, is miles
J	(H) * (I)
K	Quality specification as per Article D.14.c of this Agreement
L	(J) / [(K) * 2000 / 1000000]
M	Same as (D)
N	(L) * (M)

Railcar Maintenance
O	Input from REI
P	Same as (K)
Q	Same as (I)
R	Input from REI
S	[(Q) * (R) * 2] / (O)
T	(S) / [(P) * 2000 / 1000000]
U	Same as (D)
V	(T) * (U)

Railcar Maintenance
O	Input from REI
P	Same as (K)
Q	Same as (I).
R	Input from REI
S	[(Q) * (R) * 2] / (O)
T	(S) / [(P) * 2000 / 1000000]
U	Same as (D)
V	(T) * (U)

Plant Savings Due to Coal
W	From CQIM model output: “Make-up energy cost” under column “Lignite 800 GMW” {Page 3 of this Exhibit B}
X	From CQIM model output: “O&M Wear” under column “Coal 800 GMW” {Page 3 of this Exhibit B}
Y	From CQIM model output: “Crushed Limestone Rock” under column “Coal 800 GMW” {Page 3 of this Exhibit B}
Z	From CQIM model output: “Dibasic Acid” under column “Coal 800 GMW” {Page 3 of this Exhibit B}
AA	From CQIM model output: “Fly Ash” under column “Coal 800 GMW” {Page 3 of this Exhibit B}
BB	From CQIM model output “Bottom Ash” under column “Coal 800 GMW” {Page 3 of this Exhibit B}
CC	From CQIM model output: “FGD Sludge” under column “Coal 800 GMW” {Page 3 of this Exhibit B}
DD	From CQIM model output: “SO2 Credits” under column “Coal 800 GMW” {Page 3 of this Exhibit B}
EE	From CQIM model output: “NOX Credits” under column “Coal 800 GMW” {Page 3 of this Exhibit B)
FF	(W) + (X) + (Y) + (Z) + (AA) + (BB) + (CC) + (DD) + (EE)

“New Price”
Element	Assumption or Equation
Railcar Capital
GG	Same as (D)
HH	Same as (K)
II	[(GG) * 100000] / [(HH) * 2000]
JJ	Input from REI
KK	Input from REI
LL	Same as(O)
MM	Input from REI
NN	(II) /[(8760 * (KK) / (JJ) * (LL)] * [1 + (MM)]
OO	Input from REI, taken from market survey
PP	(NN) * (OO)
QQ	(PP) * 0.0141 {Ad valorem tax rates provided by REI’s corporate tax department; Railcar ad valorem tax rate @ 1.41% of net book value}

Railcar Unloading Facility
RR	Railcar unloading facility costs taken from REI engineering analysis
SS	(RR) * 0.46 * 0.020376 {Ad valorem, tax rates provided by REI’s corporate tax department; Railcar unloading facility ad valorem tax rate @ $2.0376 per $100 based on 46% of cost}
TT	Railcare unloading facility operating cost as proposed by NWR

Final Reclamation
UU	Final reclamation cost taken from 2nd Quarter. 1999, Jewett Mine report

Exhibit B

Settlement Agreement and Amendment of Existing Contrasts
Assumptions/Calculations for Data on Page 1 of 5 (Calculation of “New Price” for
Lignite) of this Exhibit B

“New/Price”
Element	Assumption or Equation
1	(E), From Assumptions in “New Price” Calculation {Page 2 of this Exhibit B}
2	(N), From Assumptions in “New Price” Calculation {Page 2 of this Exhibit B)
3	(V), From Assumptions in “New Price” Calculation {Page 2 of this Exhibit B}
4	(QQ), From Assumptions in “New Pace” Calculation {Page 2 of this Exhibit B}
5	(SS), From Assumptions in “New Price” Calculation {Page 2 of this Exhibit B}
6	(TT), From Assumptions in “New Price” Calculation {Page 2 of this Exhibit B}
7	(FF), From Assumptions in “New Price” Calculation {Page 2 of this Exhibit B}
8	(1)+(2)+(3)+(4)+(5)+(6)+(7)
9	(PP), From Assumptions in “New Price” Calculation {Page 2 of this Exhibit B}
10	(RR), From Assumptions in “New Price” Calculation {Page 2 of this Exhibit B}
11	(9) + (10)
12	(II) * 0.1530 [15.30% - REI pretax cost of capital}
13	(UU), From Assumptions in “New Price” Calculation {Page 2 of this Exhibit B}
14	(13) * 0.0759 {7.59% = REI pretax cost of debt}
15	(8) + (12) + (14)
16	Input from CQIM model output: “Total fuel used (mmBtu)” under column “Lignite 800 GMW” {Page 3 of this Exhibit B}
17	(15)/(16)